                                                Exhibit 10.1

THIS FIFTH AMENDMENT TO THE FULTON FINANCIAL CORPORATION DEFERRED COMPENSATION PLAN, as restated December 1, 2015, is hereby adopted and effective, as set forth below.

WITNESSETH:

WHEREAS, Fulton Financial Corporation (herein called the “Principal Employer”), along with various of its subsidiaries, heretofore adopted a nonqualified deferred compensation plan for the benefit of eligible employees known as the Fulton Financial Corporation Deferred Compensation Plan (the “Plan”);

WHEREAS, Section 6.02 of the Plan provides that the Principal Employer has the right to amend the Plan through the Human Resources Committee of its Board of Directors (the “Committee”);

WHEREAS, the Principal Employer desires to amend the Plan to modify the eligibility criteria for participation in the Plan; and

WHEREAS, the Principal Employer desires to amend the Plan to clarify the timing of deferral elections applied to commissions under the Plan;

NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the Committee by Section 6.02 of the Plan, the Plan is hereby amended, effective January 1, 2022, as follows:

1. Section 1.07 of the Plan is amended to read, in its entirety, as follows:

Any person: (i) who is a member of the Employer’s board of directors, (ii) who is employed by the Employer in a position in senior management, (iii) who is employed by the Employer and has an annual target cash compensation in excess of $225,000, or (iv) who is a member of any Employer advisory board. Solely for these purposes, “target cash compensation” means, as determined in the sole discretion of the Administrator, the sum of a person’s base salary and one or more of following: the person’s (x) target annual bonus, (y) target annual variable compensation, and (z) anticipated commissions. No person in the service of the Employer who is not a member of the Employer’s board of directors, an advisory board, or a member of a select group of management or highly compensated employees as such group is described in section 201(2) of ERISA shall be eligible to participate hereunder.

2. Section 3.01(a) of the Plan is amended to add the following sentences to the end thereof:

For purposes of determining when a Participant’s services that are associated with a particular commission payment are deemed to have been provided to an Employer, and in order to determine whether a particular Compensation Deferral election applies to such commission payment, consistent with Code section 409A and the regulations thereunder, Compensation amounts that are sales-based cash commissions, as determined by the Administrator, are treated as earned in the Plan Year in which the sale occurs, and Compensation amounts that are investment-based cash commissions, as determined by the Administrator, are treated as earned over the 12 months preceding the date as of which the overall value of the applicable assets or asset accounts is determined for purposes of calculating such commission. The date of a Participant’s Compensation Deferral election to defer a portion of any such commissions, in accordance with rules established by the Administrator, shall not be later than December 31 of the Plan Year immediately preceding the Plan Year in which such commission-based Compensation is treated as being earned under this Section 3.01(a).

IN WITNESS WHEREOF, this Fifth Amendment was duly executed on this 20th day of September, 2021.

                FULTON FINANCIAL CORPORATION

By:     /s/ Bernadette M. Taylor
                        Name:    Bernadette M. Taylor
                        Title:    Senior Executive Vice President and
                            Chief Human Resources Officer